UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   HECKLER, CATHY PEIFER
   2640 UNAMI CIRCLE
   HARLEYSVILLE, PA  19438-3400
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   DECEMBER 31, 2001
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   HARLEYSVILLE NATIONAL CORPORATION
   HNBC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SR. VICE PRESIDENT - HNB; A SUBSIDIARY OF HNC
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
COMMON STOCK - HNBC                        |267.571               |D               |                                               |
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COMMON STOCK - HNBC                        |414.647               |D               |W/SPOUSE                                       |
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COMMON STOCK - HNBC                        |32.231                |D               |CUSTODIAN FOR SON                              |
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COMMON STOCK - HNBC                        |32.231                |D               |CUSTODIAN FOR SON                              |
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COMMON STOCK - HNBC                        |288.000               |D               |HNB 401(k) PLAN*                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
EMPLOYEE STOCK OPTION (R|10/27/99 |10/27/08 |COMMON STOCK           |1,102    |          |D            |                           |
IGHT TO BUY)            |         |         |                       |         |          |             |                           |
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EMPLOYEE STOCK OPTION (R|12/01/01 |12/01/10 |COMMON STOCK           |18,000   |          |D            |                           |
IGHT TO BUY)            |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*401(k) Plan balance for end of period holdings as of 9/30/01. Exempt under Rule 16b-3(c). The information in this report is based on a plan statement dated as of September 30, 2001 and the fair market value of HNBC stock as of September 30, 2001. (Most recent quarter available.)
SIGNATURE OF REPORTING PERSON
/s/Elizabeth F. Chemnitz for Cathy Peifer Heckler
DATE
January 2, 2002